UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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GCP Applied Technologies Inc.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity Master Fund L LP

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard Value L LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

Kevin W. Brown

Janet P. Giesselman

Clay h. kiefaber

Marran h. ogilvie

Andrew M. Ross

Linda J. Welty

RobERT H. Yanker

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation.

Item 1: On May 18, 2020, Starboard issued the following press release:

ISS Recommends GCP SHAREHOLDERS Vote STARBOARD’s WHITE Proxy Card to elect a majority of directors

Concludes that Starboard Has Made a “Compelling Case” that Further Change is Required on the Board and that Majority Representation Appears “Necessary”

Recommends GCP Shareholders Vote to Elect Starboard’s Nominees - Kevin Brown, Peter Feld, Clay Kiefaber, Marran Ogilvie, Linda Welty and Robert Yanker - at Upcoming Annual Meeting on Starboard’s WHITE Proxy Card

Believes Starboard’s Turnaround Plan is “Well-Reasoned and Detailed”

Agrees with Starboard that the Incumbent Board Has Overseen a Prolonged Period of Operating, Financial and Stock Price Underperformance

Highlights Concerns with Board Composition, Stating that “Longer-Tenured Members of the Board with Significant Interconnections From Prior Corporate Relationships Appear to Have Consolidated Power on the Board, Limiting Opportunity For Outside Perspective”

Starboard Urges All Shareholders to Follow the Lead of ISS and Vote for Change Today on the WHITE Proxy Card

NEW YORK, NY – May 18, 2020 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of GCP Applied Technologies Inc. (“GCP” or the “Company”)(NYSE: GCP), with an ownership interest of approximately 9% of the Company’s outstanding shares, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, has recommended that GCP shareholders vote on Starboard’s WHITE proxy card FOR the election of six (6) of Starboard’s nominees, Kevin W. Brown, Peter A. Feld, Clay H. Kiefaber, Marran H. Ogilvie, Linda J. Welty and Robert H. Yanker, to the GCP Board of Directors (the “Board”) at the upcoming 2020 Annual Meeting of Shareholders (the “Annual Meeting”). ISS’ strong show of support is a clear call for significant change on the GCP Board.

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered, among other things, the Company’s operating and stock price underperformance, its business strategy, Board composition concerns and the need for a comprehensive turnaround plan. Based on its analysis, ISS concluded that shareholders should vote on Starboard’s WHITE proxy card, stating1:

“The company is in need of a comprehensive turnaround plan that can be effectively executed by management and overseen by the board. The dissident’s detailed plan, designed with the benefit of experience of executives that have developed and overseen turnaround plans, appears to offer a viable alternative given lack of conclusive evidence of success on the incumbent board’s part. In light of the board’s apparent resistance to outside perspective, providing the dissident with a majority of seats appears to be the only way to ensure that its nominees will be able to assess potential missteps by the incumbent board and properly oversee a revised turnaround plan.”

1 Permission to quote from the ISS report was neither sought nor obtained. Emphases added.

Peter Feld, Managing Member of Starboard Value LP, responded to the ISS report, stating, “We are gratified that ISS, one of the leading independent proxy voting advisory firms, recognized the need for significant change on GCP’s Board. ISS’ recommendation provides significant validation that our nominees have the expertise and experience required to oversee a much-needed turnaround at GCP and that the current Board must be held accountable for overseeing an extensive period of dismal operating, financial, and stock price performance. We appreciate the strong support from shareholders who have already voted for Starboard’s nominees on the WHITE proxy card and urge all of our fellow shareholders to follow the lead of ISS and vote on the WHITE proxy card TODAY.”

Mr. Feld continued, stating, “We invested in GCP because of our belief that the Company has leading businesses with strong end markets and an opportunity to drive best-in-class growth, margins, and shareholder returns. As we approach the end of this election contest, it is our hope to have the privilege and the opportunity to work with GCP, its leadership team, employees, customers, and partners. Our objective is to see GCP succeed and thrive under the oversight of a significantly enhanced Board of Directors.”

Excerpts from ISS’ Analysis & Recommendation

In Recommending and Supporting the Election of Six of Starboard’s Director Candidates:

“Our analysis concludes that the company’s most pressing need is to ensure effective oversight of a turnaround plan. In determining whether the dissident nominees would require a board majority to accomplish this goal, we note that the dissident’s concern about the consolidation of power among certain board members appears to have merit – a notion underscored by the board’s extremely unusual decision to not re-nominate a settlement director previously elected by shareholders.”

On the Strong Qualifications of Starboard’s Nominees:

“Given its current challenges, GCP requires turnaround experts with experience at global publicly traded industrial companies and a board that can execute a smooth internal transition and work collaboratively to oversee an effective strategy. Kiefaber, who is a unanimous choice on both sides, is clearly a strong fit for this board and should be re-elected. In addition, the retention of Ogilvie, who has already built some insider knowledge of the company and a relationship with the CEO, should help ensure continuity between any ongoing initiatives and their integration into the dissident’s proposed plan.”

“Among the dissident’s most recent nominees, Welty offers relevant executive and operational experience at global industrial companies, as well as corporate governance insights from her service on public and private boards. In addition, nominee Brown’s turnaround experience at LyondellBasell would make him a valuable addition to the board. Given the need for a comprehensive turnaround plan, both sides have acknowledged that a board member with a management consulting background would contribute relevant expertise. As such, Yanker’s nearly 30-year experience at McKinsey well qualifies him to serve on the GCP board. Finally, given the dissident’s substantial ownership and the efforts to bring together this change at the board level, Feld’s presence on the board would be valuable, particularly given his public board experience.”

On Endorsing Starboard’s Turnaround Plan for Enhancing Value:

“The dissident’s detailed plan, designed with the benefit of experience of executives that have developed and overseen turnaround plans, appears to offer a viable alternative given lack of conclusive evidence of success on the incumbent board’s part.”

“The dissident has presented a detailed plan with specific initiatives that address revenues, gross margin, SG&A, and capital allocation, along with a 100-day plan of action.”

“As such, the company would benefit from a fresh evaluation of its strategy, with a view to developing a comprehensive plan that allocates resources in a manner that avoids competition between various parts of the organization. The dissident’s well-reasoned and detailed business plan appears to offer shareholders a viable starting point for reassessing strategy, while incorporating any effective initiatives that may already be underway.”

On GCP’s Persistent Operating, Financial and Stock Price Underperformance:

“[The board] has overseen disappointing relative and absolute TSR, market share losses and sales declines in multiple markets and lines of operation, and declining profitability.”

“Ultimately, the magnitude of the underperformance since mid-June 2018 and the continued underperformance following the CEO change may indicate that the investing public lacks confidence in GCP’s ability to deliver market-matching growth and profitability.”

“All in, the segment results point to market share losses in almost all regions of operations and a significant decline in the adjusted EBIT margin since 2017, with no evidence of a recovery in global sales growth and limited gains in margins. The company’s claim that 1Q20 results demonstrate strong momentum with significant adjusted EBITDA and adjusted EBIT growth is puzzling, as SBM adjusted EBIT and EBITDA both declined, and SCC adjusted EBIT showed a very slight change YOY from $7.9 million to $8.0 million.”

On GCP’s Board Composition Concerns:

“[W]hile the board has appeared open to refreshment, it has in fact entrenched itself, coalescing around a core of long-serving incumbents.”

“On the surface, the board appears to have followed a course within the bounds of expectations of modern corporate governance; with that said, director additions last year were driven by activist pressure, and longer-tenured members of the board with significant interconnections from prior corporate relationships appear to have consolidated power on the board, limiting opportunity for outside perspective and apparently adopting a more insular positioning.”

“On the corporate governance side, the board’s composition and actions point to an apparent reluctance of the longer-tenured directors – who have overseen poor results over a prolonged period – to relinquish control.”

On GCP’s Track Record of Failed Strategies:

“Continued revenue and profitability declines over the past three years suggest that the company has either failed to put together an appropriately focused turnaround plan or that the board has failed to ensure that it is properly executed.”

“The company’s claim that its actions are demonstrating momentum and delivering results appears to conflict with the fact that SBM adjusted EBIT and EBITDA both declined in 1Q20, and SCC adjusted EBIT showed a very slight change YOY from $7.9 million to $8.0 million.”

“The sheer number and dollar amounts of yearly adjustments, claims of savings from the multiple restructuring programs that appear to be repeatedly targeting the same issues, and declining adjusted EBIT in each of the last three years despite all of the adjustments and the claims of savings, obscure the true picture of the company’s costs and the true accomplishments (if any) of any of the management’s initiatives. The annual costs associated with these restructurings, with very little to show for them, raise significant concerns about the company’s ability to execute a successful turnaround under the current leadership.”

On GCP’s Last-Minute Tactic of Requesting the Use of a Universal Proxy Card:

“[T]he company failed to provide this option to shareholders in a timely manner.”

ISS’ Conclusion:

“The dissident has presented a compelling case that the addition of its two nominees to the board last year was not sufficient to effect the level of change needed. Providing the dissident with a majority of seats appears to be necessary to ensure that its nominees will be able to assess potential missteps by the incumbent board and properly oversee a revised turnaround plan.”

STARBOARD URGES ALL SHAREHOLDERS TO VOTE THE WHITE PROXY CARD TO DRIVE MUCH NEEDED CHANGE AT GCP

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

If you have any questions or need further assistance with voting your GCP shares (including if you want to vote but have not to date received your White proxy and proxy materials in the mail), please contact Okapi Partners LLC at +1 (888) 785-6673 (Toll-Free) or by e-mail at info@okapipartners.com.

Starboard’s publicly filed investor materials can be accessed at our website www.shareholdersforgcp.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Patrick Sullivan, (212) 845-7947

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(212) 297-0720

(888) 785-6673 (Toll-Free)

Item 2: On May 18, 2020, the following materials were posted by Starboard to https://shareholdersforgcp.com:

shareholders for gcp STARBOARD VALUE
Home | Our Nominees | History | Shareholder Materials | How To Vote | Contact

Shareholder Materials

Starboard Comments on GCP's Proposal to Change the Voting Mechanics at the Upcoming Annual Meeting | May 11, 2020

Starboard Value LP Delivers Letter to GCP Shareholders | May 11, 2020

Starboard Value LP Publishes Supplemental Materials | May 11, 2020

Starboard Value LP Publishes Presentation on GCP | April 30, 2020

Starboard Value LP Delivers Letter to GCP Shareholders | April 30, 2020

Supplement No. 2 to Definitive Proxy Statement | April 17, 2020

Supplement No. 1 to Definitive Proxy Statement | April 9, 2020

Definitive Proxy Statement | April 2, 2020

Starboard Value LP Delivers Letter to GCP Shareholders | April 2, 2020

Starboard Value LP Delivers Letter to GCP Shareholders | March 2, 2020

Starboard Value LP Delivers Letter to GCP Board | January 13, 2020

Starboard Value

Peter Feld
(212) 201-4878

Patrick Sullivan
(212) 845-7947

Okapi Partners LLC

Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720

STARBOARD VALUE

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